Exhibit 10.2
SEPARATION AGREEMENT
AND RELEASE OF ALL CLAIMS
     This Separation Agreement And Release Of All Claims (the “Agreement”) is entered into effective as of July 10, 2006, by Applied Innovation Inc., a Delaware corporation, hereinafter referred to, together with all its predecessors and past, present and future assigns, successors, affiliates, subsidiary organizations, divisions, and corporations, and including all past, present and future officers, directors, shareholders, employees, and agents of the same, individually and in their respective capacities, as the “Company,” and John F. Petro, hereinafter referred to, together with his heirs, executors, administrators, successors, assigns and other personal representatives as “Mr. Petro,” under the following circumstances:
     A. Mr. Petro has been employed by the Company since May 20, 2002, and entered into a written Employment Agreement with the Company dated May 20, 2002 (the “Employment Agreement”).
     B. The Company has proposed, and Mr. Petro has agreed, to certain severance benefits in connection with his resignation as an officer and the termination of his employment.
     C. Mr. Petro acknowledges that the severance benefits described in the Agreement, other than those described in Section 2(a) of this Agreement that are in accordance with Section 9(d) of the Employment Agreement, include benefits to which he is not otherwise entitled.
     NOW THEREFORE, the parties agree, in consideration of the provisions contained herein, as follows:
     1. Termination of Employment; Resignation from Office. Mr. Petro’s employment with the Company terminates effective July 10, 2006 (the “Termination Date”) and Mr. Petro resigns as an officer of the Company effective on the Termination Date. This termination is categorized as “without cause” as defined in Section 9(d) of the Employment Agreement.

     2. Severance Benefits.
          (a) In accordance with Section 9(d) of the Employment Agreement, the Company agrees to pay Mr. Petro his basic salary in the amount of $6,923.08 bi-weekly, less all applicable withholding and FICA taxes, for six (6) months from the Termination Date, payable in accordance with the Company’s normal salary payment schedule; provided, however, any such payments will immediately end if (i) Mr. Petro violates any of his obligations under Sections 6 (Confidential Information), 7 (Inventions) or 8 (Noncompetition and Nonsolicitation) of the Employment Agreement, which obligations continue following the Termination Date; or (ii) the Company, after the Termination Date, learns of any facts about Mr. Petro’s performance or conduct that would have given the Company Cause, as defined in Section 9(b) of the Employment Agreement, to terminate his employment for Cause.
          (b) In addition to the severance benefits provided under the Employment Agreement as described in Section 2(a) above, the Company agrees to pay Mr. Petro an additional $769.23 bi-weekly ($10,000 total), less all applicable withholding and FICA taxes, for six months from the Termination Date, payable in accordance with the Company’s normal salary payment schedule.
     3. Reference. The Company agrees to provide a neutral job reference for Mr. Petro stating the following information: hire and termination dates, and last position held.
     4. Benefit Programs. Mr. Petro understands and agrees that all benefit programs he participates in as a result of his employment with the Company have (except to the extent vested and nonforfeitable by law) ceased effective upon the Termination Date, except for the Company provided medical insurance, which will terminate on July 31, 2006. If Mr. Petro elects to continue his medical and/or dental coverage under COBRA, as an additional benefit, the Company shall continue to pay the Company’s cost for continuing such coverage at the same rate as for active employees, for six (6) months, or until he becomes eligible for group medical coverage through another employer, whichever occurs first. Mr. Petro agrees that he will notify the Company within one week of his becoming eligible for group insurance coverage through another employer.
     5. Release of Claims. In exchange for the consideration set forth in paragraphs 2(b) and 4 and other valuable consideration, the adequacy of which Mr. Petro expressly acknowledges, Mr. Petro hereby releases and forever discharges the Company, and all of its affiliates, parent corporations, subsidiaries, divisions, predecessors, successors, and assigns, and all of their respective directors, officers, agents and employees, personally and in their representative and official capacities, from any and all local, state and federal lawsuits, claims, remedies, damages, demands, discrimination suits or charges, costs and attorneys fees, and any causes of action of whatever type or nature, whether legal or equitable, whether known, unknown or unforeseen. The rights, liabilities, claims and actions released, waived and extinguished here by Mr. Petro, and with respect to which Mr. Petro covenants not to sue, shall include but not be limited to those arising or which might arise under Title VII of the Civil Rights Act of 1964; any and all claims under the Civil Rights Act of 1866; any and all claims under the Americans With Disabilities Act of 1990; any and all claims under the Age Discrimination in Employment Act, as amended, including the Older Workers Benefit Protection Act of 1990; any and all claims under Family Medical Leave Act of 1993; any and all claims under the Employment Retirement Income Security Act; any and all claims for attorneys fees; any and all contract, tort or common law claims, included but not limited to, any and all claims for compensation or bonuses under any of the Company’s compensation plans; and any and all claims under any federal, state or local statute or ordinance or under any federal, state or local common law.
     6. No Admission. The parties agree that this Agreement is entered into solely because of a desire of the parties to amicably resolve all matters between them, and nothing contained herein, and no actions undertaken by the Company with respect to this Agreement, shall ever be treated as, or claimed or construed to be, an admission by the Company of any fault, wrongdoing, liability, injury or damages.
     7. Confidentiality. Mr. Petro agrees to keep the existence and terms of this Agreement strictly confidential, and further agrees not to disclose or permit disclosure of any dollar amount, benefit or other term or information concerning this Agreement, to any other person, commercial or non-profit entity, print, radio or television news media, or make other disclosure of any kind whatsoever, except: (a) as required to do so by court order; (b) as necessary for tax preparation or to respond to inquiries or audits by a federal, state or local taxing authority; (c) to an immediate family member, such as a spouse (who must be instructed about the confidentiality requirements and penalties of this Agreement); or (d) to his legal counsel in connection with his execution of this Agreement.
     8. Company Property. Mr. Petro agrees that all information, files, records, materials and property furnished to him by or on behalf of the Company in the performance of his employment for the Company and all information, files, records, materials and property prepared or maintained by him in the performance of his employment for the Company are and shall remain the sole and exclusive property of the Company. Mr. Petro represents and agrees that all such information, files, records, materials and property, company identification card, business cards and any Company credit cards and all keys to any Company property or premises have been turned over to the Company.
     9. Cooperation. Mr. Petro agrees to cooperate fully with the Company in providing information and assistance to make whatever transitions the Company deems necessary on any Company matters or projects in which he is or may have been involved. Mr. Petro also agrees to not make any disparaging statements about the Company, including but not limited to, its management, staff, products or services. Mr. Petro further agrees that if future litigation or claims are asserted against or by the Company, its assets, employees or officers regarding any matter that arose during his employment and relate to him or his area of responsibility, that he will cooperate fully in supplying thorough and accurate information for the Company’s investigation, defense or prosecution of such claims or litigation.
     10. Binding Agreement. This Agreement is binding on and will inure to the benefit of both parties and the parties’ respective heirs, executives, administrators, personal representatives, successors and assigns. Each party acknowledges and represents that they have the authority to enter into and bind themselves to the terms and conditions of this Agreement.

     11. Saving. In the event that one or more of the provisions of this Agreement or portions thereof are determined to be illegal or unenforceable, all remaining provisions will remain valid and in full force and effect to the fullest extent permitted by law.
     12. Governing Law. This Agreement is entered into in the State of Ohio, enforceable by either party, and will be construed and interpreted in accordance with Ohio law. This Agreement also may be used as the basis for an injunction action in the event a breach or threatened breach of its confidentiality provision occurs.
     13. Entire Agreement. This Agreement contains the entire agreement between the parties and no additional promises have been made or relied upon and this Agreement supersedes all previous agreements between the parties with respect to the employment of Mr. Petro; provided, however, this Agreement does not supersede, modify or affect Sections 6 (Confidential Information), 7 (Inventions), 8 (Noncompetition and Nonsolicitation), 9(b) (Termination by Company for Cause), 9(c) (Termination by You), 9(d) (Termination by Company Without Cause), 10 (Remedies; Venue; Process), 12 (No Waiver), 13 (Saving), 14 (No Limitation), and 17 (Further Acknowledgement) of the Employment Agreement, which sections of said agreement remain in full force and effect and Mr. Petro continues to be fully bound by the terms thereof. The terms of this Agreement are contractual and not a mere recital and the parties intend this Agreement to be a substituted contract, and not an executory accord.
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     By their signature below, the parties acknowledge that they have read the foregoing Agreement, and fully understand it. Mr. Petro acknowledges that he was given up to twenty-one (21) days within which to consider this Agreement, that he was advised to consult with legal counsel prior to signing the Agreement, and that he has the right to revoke this Agreement, in writing to the Company, for a period not to exceed seven (7) days after the date on which it is signed by him. The parties hereby acknowledge that if Mr. Petro fails to exercise this right to revoke, this Agreement will immediately become a binding contract as to its terms. We now voluntarily sign this Agreement effective as of the date first written above, signifying our agreement and willingness to be bound by its terms.
     IN WITNESS WHEREOF, the undersigned have executed this Agreement effective as of the date first above stated.

Applied Innovation Inc.

By:	/s/ William H. Largent William H. Largent		/s/ John F. Petro John F. Petro
President and CEO

Date:	July 11, 2006	Date:	July 11, 2006